Exhibit 99.2

The following FAQ were distributed to Linqto employees in connection with the proposed business combination transaction between BCSA and Linqto.

Employee FAQ

ABOUT THE TRANSACTION

1.	What has been announced today?

Linqto, Inc. (“Linqto”) will be going public in combination with an entity called Blockchain Coinvestors Acquisition Corp. I (“BCSA”).

2.	Who is BCSA?

BCSA is a Special Purpose Acquisition Company (a “SPAC”) that was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While BCSA could have pursued an acquisition opportunity in any business, industry, sector or geographical location, it focused its search on companies in the financial services, technology and other sectors of the economy that are being enabled by emerging applications of blockchain. BCSA’s sponsor is Blockchain Coinvestors Acquisition Sponsors I LLC, a Delaware Islands limited liability company.

3.	What is a Special Purpose Acquisition Company (SPAC)?

A SPAC—also known as a “blank check company,” is a publicly-traded company formed to identify and complete a business combination with an operating company. The combined company then becomes a publicly-traded company.

4.	How does a SPAC work?

A SPAC conducts an initial public offering (“IPO”) to raise capital from public investors. The funds raised in the IPO are placed in a trust account to fund the acquisition of an operating company. At the completion of the transaction, the SPAC and its target company merge to form a new publicly- traded company.

5.	Why are we going public through a SPAC?

Going public is a strategic move for our business, and we considered many options and alternatives when making this decision. By going public, Linqto will have more capital and more support from a world-class partner that we believe will allow us to tell the compelling story of Linqto’s success and continued growth potential. We are thrilled to partner with BCSA to help usher Linqto into its next phase of growth and reach our full potential.

6.	What are the terms of the Transaction?

Pursuant to the Transaction, a special purpose vehicle and wholly owned subsidiary of BCSA, will merge with and into Linqto, with Linqto surviving the merger as a wholly owned subsidiary of BCSA. Linqto’s current outstanding common equity will be canceled, and its shareholders will receive in exchange newly issued shares of BCSA at an implied enterprise value of approximately $700 million, subject to certain adjustments. Prior to the closing of the Transaction, BCSA will change its jurisdiction of incorporation from the Cayman Islands to Delaware (the “Domestication”). In connection with the Domestication, each outstanding BCSA ordinary share will automatically convert into a share of common stock of the Delaware entity on a one-for-one basis.

Additional terms relating to the Transaction will be detailed in documents that BCSA will file with the Securities and Exchange Commission (the “SEC”) including a prospectus with respect to the combined company’s securities to be issued in connection with the Transaction and preliminary and definitive proxy statements on Schedule 14A. Once available, shareholders and warrant holders of BCSA will also be able to obtain a copy of the registration statement on Form S-4, including the proxy statement/prospectus, and other documents filed with the SEC, without charge, by directing a request to: Blockchain Coinvestors Acquisition Corp. I, PO Box 1093, Boundary Hall Cricket Square, Grand Cayman KY1-1102, Cayman Islands, Attn: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

7.	Why is Linqto making this change?

In late 2023, we were approached by BCSA with an opportunity to continue our evolution as a publicly-traded company. After months of review and thoughtful consideration, we believe this opportunity will enable us to advance our service offerings for customers, create new and attractive benefits for our team members and provide the company with additional resources to propel our growth.

8.	Who will run the company following the Transaction?

The company will continue to be led by Joseph Endoso, our current Chief Executive Officer, and the rest of our Executive Management team. The new Board of Directors will be comprised of no more than nine directors in total, with one director to be selected by BCSA. Our current commercial and corporate infrastructures will remain intact, and we will continue advancing our strategy.

9.	What will change for us as a result of this Transaction?

Today, we announced the first step in our journey to become a public company, and for the time being it is business as usual. We do not expect that this transition will introduce significant changes to our business or operating model, or to our organizational structure. With certain exceptions to meet certain regulatory and stock exchange requirements, we will continue operating as we do today—focused on meeting the needs of our customers, delivering our market-leading offerings to the highest caliber and quality in the industry, and working together to demonstrate our belief and aspirations which unite our team and define our culture.

There are several initiatives that need to be completed before the Transaction can close and we become a public company, including that a Form S-4 registration statement must first be filed with and declared effective by the SEC and the business combination will need to be approved by the shareholders of BCSA and Linqto. Until the Transaction closes, we are still separate, private companies, and we intend to put our focus on continuing to drive our businesses as usual.

10.	Will there be changes to our incentive and/or compensation plans?

As a public company, we will continue to measure our performance as we do today, and the compensation plans that are currently in place will remain in place. Following the consummation of the Transaction, our new Board of Directors (or a committee thereof) will set the metrics applicable to the combined company’s incentive compensation. Similar to what we do today, we expect to maintain the evaluation of performance for our commercial team on an annual basis based on annual specific criteria to determine rank and reward.

11.	Should we anticipate a change in our organization structure?

No, your role and reporting lines remain the same. If you were a Linqto employee yesterday, you are still a Linqto employee today. BCSA does not have ownership or control over Linqto. There are no planned organizational changes because of this announcement and we are not planning any layoffs.

This is about investing in our future to accelerate our strategic initiatives and fuel our future growth plans. We are excited to be on this journey together! Our culture will evolve as we continue to grow and as we learn new ways of communicating as a public company. We will strive to maintain our culture and we encourage employees to continue supporting and collaborating with colleagues.

12.	When will the Transaction close, and what happens then?

Completion of the Transaction is subject to customary and other closing conditions, including regulatory approvals, and approval by BCSA and Linqto stockholders.

We expect the transaction to close in the second half of 2024, at which time we expect that the combined company’s common stock will begin trading on the Nasdaq Stock Market.

As we prepare to become a public company, we will be sharing more information and hosting informational and training sessions for our leaders and all team members. Please stay tuned throughout the coming weeks.

ABOUT BECOMING A PUBLIC COMPANY

13.	What will it mean for Linqto to be a public company?

At the completion of this Transaction with BCSA, we expect that the combined company’s common stock will begin trading in the stock market, allowing investors and the general public to buy and sell the company’s stock. This is an exciting step for the company—an acknowledgment of the successful and healthy business we’ve created.

We expect that an expanded set of investors will enable us to more easily raise capital to fund initiatives such as M&A growth or other investments in our business. We will also face greater scrutiny as more eyes and ears will be focused on our performance. We will be required to report our financial and operating results publicly each quarter. We will also adopt some new practices required for public companies.

However, for most of us—especially our team members directly serving customers—the day-to-day changes will be minimal. As we prepare for this next step, what is most important is that we remain focused on our priorities—on serving customers well, continuing to grow our book of business, and remaining engaged in our important role in providing liquidity to employees, companies and investors.

14.	How will becoming a public company affect our customers?

Our commitment to serving our customers never changes. As a public company, we will continue serving customers as we do today. We will be actively communicating with customers throughout this transaction to minimize disruption and distraction.

15.	What does this mean for Linqto option holders?

This transaction will have certain implications for current Linqto option holders. We will be providing more specific information in the coming weeks about your stock options and how they will be handled in the Transaction.

As a result of the Transaction, any options you have in Linqto immediately prior to the closing will be converted into options in the combined entity, in amounts and at exercise prices based on an exchange ratio formula included in the business combination agreement entered into between BCSA and Linqto.

Please reach out to David Paul, Chief Financial Officer, with any individual questions regarding equity.

16.	Can I transact in shares of BCSA or Linqto while we are waiting to complete the Transaction?

Due to securities law requirements and considerations, you and your family members should not buy or sell shares of BCSA or Linqto, Inc. right now (either directly or through someone doing it on your behalf). You also should not transact in Member Interests representing an economic interest in the stock of Linqto, Inc. issued by a series SPV of Linqto Liquidshares LLC.

Please reach out to David Paul, Chief Financial Officer, with any individual questions regarding transacting in securities of BCSA or Linqto.

17.	Will I be able to purchase shares of the combined company on my own after the Transaction has closed?

There will be prohibitions from trading by employees for a period of time and from time to time after the closing, similar to after an IPO. The SEC is likely to pay attention to trading in BCSA and will flag any trades by Linqto employees. We will be providing more information on the rules that will be generally applicable to trading in our public company shares in the coming months.

In the case of our team members, purchasing and selling shares of common stock will be subject to various policies, including an Insider Trading Policy, which will take effect at the closing of the Transaction. At the closing of the Transaction, team members will be asked to read and certify their acceptance of a new Insider Trading Policy and other policies. We will share more information on this topic in the coming weeks and following the close of the Transaction. You should also consult your personal financial, legal and tax advisors to discuss your specific circumstances.

18.	What information can I share about the Transaction?

During this time, it is very important that everyone refrain from making any comments about the Transaction, the potential for Linqto to become a public company, or about our financial performance, prospects or business plans with anyone outside of Linqto, including on social media. Company communications, including this document, must remain internal and should not be shared externally. You should treat this the same way that you would treat any other confidential information that is not to be discussed outside of the company. If you have any questions about procedures, please contact Jack Drogin, General Counsel at Jack@linqto.com.

19.	How should I answer questions about the business combination? What if I am contacted by a reporter or on social media?

You should not answer any questions from the media or on social media related to the business combination, the potential for Linqto to become a public company, or about our financial performance, prospects or business plans. All media and social media inquiries should be directed to Jack Drogin, General Counsel at Jack@linqto.com. If friends, family, customers, vendors, strategic partners or others ask you about the announcement, please say: “I’m sorry, but for legal reasons I can’t comment on that.” Discussing the announcement, the Transaction or answering any questions relating to the Transaction or the announcement could have serious consequences, including disrupting, delaying or compromising the Transaction.

20.	Is there a chance we may not complete the Transaction?

The consummation of the Transaction is subject to customary and other closing conditions, including regulatory approvals and approval from BCSA’s and Linqto’s stockholders.

While we expect that the closing conditions will be met, we cannot guarantee that that will be the case.

21.	What should we expect between now and the close of the Transaction?

As we work through this transition together over the coming months, we will take steps to set up certain systems required for public companies. Over the course of the coming weeks, we will hold required training sessions and certification activities related to becoming a public company.

22.	What should I do if I am contacted by the media?

If you are contacted by reporters or news media of any kind, please immediately direct them to Jack Drogin, General Counsel. Under no circumstances should any employee contact media or respond to media requests on behalf of Linqto without prior approval and support from our communication team.

Our plan is to be as transparent as possible during this process, but it will be different. SEC rules are very strict, and we need to follow them. We will need to focus our communications on our business, and not on the transaction or on financial or investor information.

If you have specific questions, please submit them to jack@linqto.com or your HR representative. Please understand that depending on the question, we may have to delay answering depending on legal considerations.

Important Information and Where to Find It

A full description of the terms of the proposed Transaction will be provided in a registration statement on Form S-4 to be filed by BCSA with the SEC that will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of BCSA to vote on the business combination and other proposals, as applicable, in accordance with the business combination agreement. This communication does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. BCSA and Linqto urge their investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about BCSA, Linqto and the Transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders and warrant holders of BCSA as of a record date to be established for voting on the proposed business combination. Once available, shareholders and warrant holders of BCSA will also be able to obtain a copy of the registration statement on Form S-4, including the proxy statement/prospectus, and other documents filed with the SEC, without charge, by directing a request to: Blockchain Coinvestors Acquisition Corp. I, PO Box 1093, Boundary Hall Cricket Square, Grand Cayman KY1-1102, Cayman Islands, Attn: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

BCSA and Linqto and their respective directors, executive officers, other members of management, and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies of BCSA’s shareholders with respect to the potential Transaction described in this communication. Information about the persons who may, under SEC rules, be deemed to be participants in the solicitation of BCSA’s shareholders in connection with the potential transaction will be set forth in BCSA’s registration statement on Form S-4 containing the preliminary proxy statement/prospectus when it is filed with the SEC. Such shareholders will be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, once available, free of charge, at the SEC’s website at www.sec.gov or by directing a request to: Blockchain Coinvestors Acquisition Corp. I, PO Box 1093, Boundary Hall Cricket Square, Grand Cayman KY1-1102, Cayman Islands, Attn: Secretary.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential Transaction and does not constitute an offer to sell or a solicitation of an offer to buy the securities of BCSA, Linqto or the combined company, nor will there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities will be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Special Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this communication, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the Transaction, the proceeds of the Transaction, the initial market capitalization of the combined company, the benefits of the Transaction and the combined company’s future financial performance, as well as statements about the potential attributes and benefits of Linqto’s investment platform, the potential market opportunity, and the development and performance of Linqto. We cannot assure you that the forward-looking statements in this communication will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to the failure to obtain approval from BCSA’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event or other circumstances that could give rise to the termination of the business combination agreement, the outcome of any legal proceedings that may be instituted against Linqto or BCSA following announcement of the Transaction, the outcome of any potential government and/or regulatory proceedings, investigations and inquiries, the risk that the proposed business combination disrupts Linqto’s business operations, the ability to recognize the anticipated benefits of the business combination, costs related to the business combination, the amount of redemption requests made by BCSA’s shareholders which could leave the combined company with insufficient cash to grow its business, changes in applicable laws or regulations, that Linqto will have sufficient capital upon the approval of the Transaction to operate as anticipated, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by BCSA with the SEC and those included under the header “Risk Factors” in the final prospectus of BCSA related to its initial public offering. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments will cause our views to change. Except as otherwise required by applicable law, Linqto and BCSA disclaim any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this communication.

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